UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
Amendment No. 1

DUNKIN’ BRANDS GROUP, INC.
(Name of Issuer)

COMMON STOCK, PAR VALUE $0.001 PER SHARE
(Title of Class of Securities)

265504100
(CUSIP Number)

August 15, 2012
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☐           Rule 13d-1(c)
☒          Rule 13d-1(d)

_______________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 265504100	SCHEDULE 13G	Page 2 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
Thomas H. Lee Equity Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

CUSIP No. 265504100	SCHEDULE 13G	Page 3 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
Thomas H. Lee Parallel Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

CUSIP No. 265504100	SCHEDULE 13G	Page 4 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
Thomas H. Lee Equity (Cayman) Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Island
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

CUSIP No. 265504100	SCHEDULE 13G	Page 5 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
Thomas H. Lee Investors Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		PN

CUSIP No. 265504100	SCHEDULE 13G	Page 6 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
THL Equity Advisors V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		OO

CUSIP No. 265504100	SCHEDULE 13G	Page 7 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
Putnam Investment Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		OO

CUSIP No. 265504100	SCHEDULE 13G	Page 8 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
Putnam Investments Employees’ Securities Company I LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		OO

CUSIP No. 265504100	SCHEDULE 13G	Page 9 of 20 pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):
Putnam Investments Employees’ Securities Company II LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)		(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER	-0-
	6	SHARED VOTING POWER	-0-
	7	SOLE DISPOSITIVE POWER	-0-
	8	SHARED DISPOSITIVE POWER	-0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON		-0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9		0.0%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)		OO

Item 1 (a).	Name of Issuer:

Dunkin’ Brands Group, Inc.

Item 1 (b).	Address of Issuer’s Principal Executive Offices:

130 Royall Street
Canton, MA  02021

Item 2 (a).	Name of Person Filing:

This statement is being filed on behalf of the following (collectively, the “Reporting Persons): (1) Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership (“Fund V”); (2) Thomas H. Lee Parallel Fund V, L.P., a Delaware limited partnership (“Parallel Fund V”); (3) Thomas H. Lee Equity (Cayman) Fund V, L.P., a Cayman Islands exempted limited partnership (“Cayman Fund V;” together with Fund V and Parallel Fund V, the “THL Funds”); (4) Thomas H. Lee Investors Limited Partnership, a Massachusetts limited partnership; (5) THL Equity Advisors V, LLC, a Delaware limited liability company; (6) Putnam Investment Holdings, LLC, a Delaware limited liability company; (7) Putnam Investments Employees’ Securities Company I LLC, a Delaware limited liability company; and (8) Putnam Investments Employees’ Securities Company II LLC, a Delaware limited liability company. Entities (1) through (5) are referred to as the “THL Entities; entities (6) through (8) are referred to as the “Putnam Entities.”

The THL Entities and the Putnam Entities have entered into a Joint Filing Agreement, dated February 14, 2012, a copy of which has previously been filed and pursuant to which the THL Entities and the Putnam Entities have agreed to file this statement jointly in accordance with the provisions of rule 13d-1(k) under the Securities Exchange Act of 1934.

Item 2 (b).	Address of Principal Business Office or, if none, Residence:

For the THL Entities:
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

For the Putnam Entities:
c/o Putnam Investments, LLC
One Post Office Square
Boston, MA 02109

Item 2 (c).	Citizenship:

Thomas H. Lee Equity Fund V, L.P. – Delaware
Thomas H. Lee Parallel Fund V, L.P. – Delaware
Thomas H. Lee Equity (Cayman) Fund V, L.P. – Cayman Islands
Thomas H. Lee Investors Limited Partnership – Massachusetts
THL Equity Advisors V, LLC – Delaware
Putnam Investment Holdings, LLC – Delaware
Putnam Investments Employees’ Securities Company I LLC – Delaware
Putnam Investments Employees’ Securities Company II LLC – Delaware

Item 2 (d).	Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2 (e).	CUSIP Number:

265504100

Item 3.	Not Applicable

Item 4.	Ownership

Item 4(a)	Amount Beneficially Owned

This Schedule 13G is being filed on behalf of the Reporting Persons.  As of the date hereof, the Reporting Persons beneficially own zero (0) shares of the Issuer’s Common Stock.

Item 4(b)	Percent of Class

See Item 4(a) hereof

Item 4(c)	Number of Shares as to which Such Person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [  X  ].

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable.

Item 8.	Identification and Classification of Members of the Group

See Item 4(a) above.

Item 9.	Notice of Dissolution of Group

Not Applicable.

Item 10.	Certification

Not Applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	THOMAS H. LEE EQUITY FUND V, L.P.

	By:	THL Equity Advisors V, LLC, its general partner
	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	THOMAS H. LEE PARALLEL FUND V, L.P.

	By:	THL Equity Advisors V, LLC, its general partner
	By:	Thomas H. Lee Partners, L.P., sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	THOMAS H. LEE EQUITY (CAYMAN) FUND V, L.P.

	By:	THL Equity Advisors V, LLC, its general partner
	By:	Thomas H. Lee Partners, L.P., sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	THOMAS H. LEE INVESTORS LIMITED PARTNERSHIP

	By:	THL Investment Management Corp., its General Partner

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Assistant Treasurer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	THL EQUITY ADVISORS V, LLC

	By:	Thomas H. Lee Partners, L.P., its sole member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	PUTNAM INVESTMENT HOLDINGS, LLC

	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY I LLC,

	By:	Putnam Investment Holdings, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Chief Financial Officer

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 30, 2012	PUTNAM INVESTMENTS EMPLOYEES’ SECURITIES COMPANY II LLC,

	By:	Putnam Investment Holdings, LLC, its Managing Member
	By:	Thomas H. Lee Advisors, LLC, its attorney in fact
	By:	THL Holdco, LLC, its managing member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Chief Financial Officer